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Exhibit 99.1

FOR RELEASE at 8:00 a.m. EST	Contact: A. Emmet Stephenson, Jr.
Wednesday, February 26, 2003	Chairman
Phone: (303) 399-2400 Ext. 0

StarTek, Inc. Fourth Quarter Earnings Per Share Grow

        DENVER, CO-StarTek, Inc.(NYSE:SRT) today reported net income for the fourth quarter of $6.5 million, or $0.45 earnings per fully diluted share, excluding a non-cash investment impairment charge, which is up 23% from $5.3 million, or $0.37 earnings per fully diluted share, also excluding an investment impairment charge, in the fourth quarter of 2001. Revenue in the fourth quarter of 2002 was $66.5 million up from $64.9 million in the same quarter last year. During the fourth quarter of 2002, the company recorded an impairment charge of $6.2 million for an "other than temporary" decline on its investment portfolio. During the fourth quarter of 2001, the company recorded an investment impairment charge of $12.4 million related to its investment in Gifts.com, Inc. Including investment impairment charges for both periods, net income for the fourth quarter of 2002 was $2.7 million, or $0.18 earnings per fully diluted share, compared to a net loss of $2.4 million, or $(0.17) earnings per fully diluted share, in the fourth quarter of 2001.

        For the year ended December 31, 2002, net income for the year grew 32% to $19.0 million, or $1.32 earnings per fully diluted share, excluding the investment impairment charge, compared to $14.4 million, or $1.02 in 2001, also excluding an investment impairment charge. Revenue increased 14% to $207.9 million for 2002 compared to $182.6 million for last year. Including investment impairment charges of $6.2 million in 2002 and $15.5 million in 2001, net income for the year ended December 31, 2002 was $15.2 million, or $1.05 earnings per fully diluted share, compared to $4.9 million, or $0.34 earnings per fully diluted share in the same period last year.

        Chairman A. Emmet Stephenson, Jr. said, "We are very pleased with the results of 2002, a year of growth and transition for the company. In a difficult economic environment, we attained all time record high revenue for StarTek with growth of 14% year-over-year and increased operating profit by 49% over 2001. Both fourth quarter revenue and operating earnings per share were the highest in StarTek's history. Our margins improved due to a focus on improved productivity and a better mix of services provided. Our new management team has been in place during this period and deserves full credit for these good results.

        "This month we have announced the opening of two new facilities to add 100,000 square feet of call center space to handle growing demand for our superior outsourced services. Although expenses will increase this quarter related to the start up of these operations, the demand for this additional capacity brightens the outlook for more growth in future quarters.

        "With respect to the non-cash impairment charge, we periodically evaluate our investment holdings on an individual basis and through that process determined that certain unrealized declines in our portfolio, which were previously disclosed in our financial statements on the balance sheet and in footnotes as "available for sale," should be recorded as "other than temporary" declines and included in the income statement as non-cash expenses. Although the future entails many unknowns and risks, we are currently maintaining our portfolio investments generally as before and have the same long term investment objectives for those holdings."

Company Profile

        StarTek, Inc. combines two outstanding business opportunities—our established position as a leading global provider of outsourced business process management services and ownership interests in proprietary Internet web site businesses arising from a portfolio of world class brand Internet domain names. Our integrated business process management services include provisioning management for complex telecommunications systems, high-end inbound technical support, E-commerce support and fulfillment, Internet support, and a comprehensive offering of supply chain management services. StarTek has six facilities in Colorado, four in Canada, and one each in Illinois, Oklahoma, Tennessee, Texas, and Wyoming. Pan-European services are performed from two facilities in the United Kingdom. The company's clients are in the software, technology, consumer products, Internet, E-commerce, and communications industries; however, we are also targeting financial services and health care companies. Please visit our web site at http://www.startek.com.

Forward Looking Statements

        The matters regarding the future discussed in this news release include certain forward-looking statements that involve specific risks and uncertainties. In accordance with the Private Securities Litigation Reform Act of 1995, the following are important factors that could cause StarTek's actual results to differ materially from those expressed or implied by such forward-looking statements. These include, but are not limited to, general economic conditions in the Company's markets, the loss of its principal clients, the loss or delayed implementation of a large project which could cause quarterly variation in StarTek's revenues and earnings, difficulties of managing rapid growth, dependence on key personnel and our labor force, dependence on key industries and the trend toward outsourcing, risks associated with StarTek's contracts, risks associated with rapidly changing technology, risks of business interruption, risks associated with international operations and expansion, risks from offshore competition, highly competitive domestic and international markets, and risks related to fluctuating values in the company's portfolio of investment securities. Readers are encouraged to review Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors That May Affect Future Results and all other disclosures appearing in the Company's Form 10-K and 10-Q filings with the Securities and Exchange Commission.

STARTEK, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	December 31, 2001	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$14,282	$13,143
Investments	35,804	44,022
Trade accounts receivable, less allowance for doubtful accounts of $789 and $816, respectively	26,185	37,232
Inventories	2,614	1,463
Income tax receivable	—	335
Deferred tax assets	3,394	4,300
Prepaid expenses and other assets	1,274	958

Total current assets	83,553	101,453
Property, plant and equipment, net	42,017	38,797
Long-term deferred tax assets	3,533	110
Other assets	50	61

Total assets	$129,153	$140,421

LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
Accounts payable	$11,978	$11,156
Accrued liabilities	6,357	7,235
Income taxes payable	2,192	—
Current portion of long-term debt	3,605	2,221
Other	292	462

Total current liabilities	24,424	21,074
Long-term debt, less current portion	8,201	4,261
Other	919	492
Stockholders' equity:
Common stock	141	142
Additional paid-in capital	48,002	50,060
Cumulative translation adjustment	(431)	(123)
Unrealized loss on investments available for sale	(2,190)	(738)
Retained earnings	50,087	65,253

Total stockholders' equity	95,609	114,594

Total liabilities and stockholders' equity	$129,153	$140,421

STARTEK, INC. AND SUBSIDIARIES

Condensed Consolidated Income Statements

(dollars in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2001	2002	2001	2002
Revenues	$64,909	$66,458	$182,576	$207,864
Cost of services	49,260	50,975	137,622	157,005

Gross profit	15,649	15,483	44,954	50,859
Selling, general and administrative expenses	7,815	6,430	25,938	22,562

Operating profit	7,834	9,053	19,016	28,297
Net interest income and other	796	974	4,318	1,986
Loss on impaired investments	(12,412)	(6,210)	(15,452)	(6,210)

Income before income taxes	(3,782)	3,817	7,882	24,073
Income tax expense	(1,398)	1,153	3,011	8,907

Net income (A)	$(2,384)	$2,664	$4,871	$15,166

Weighted average shares of common stock (B)	14,082,561	14,147,888	14,053,484	14,140,765
Dilutive effect of stock options	70,238	270,190	114,560	244,624

Common stock and common stock equivalents (C)	14,152,799	14,418,078	14,168,044	14,385,389

Earnings per share:
Basic (A/B)	$(0.17)	$0.19	$0.35	$1.07
Diluted (A/C)	$(0.17)	$0.18	$0.34	$1.05
Pro forma results excluding loss on impaired investment:
Historical income before income taxes	$(3,782)	$3,817	$7,882	$24,073
Add back loss on impaired investment	12,412	6,210	15,452	6,210

Income before income taxes	8,630	10,027	23,334	30,283
Income tax expense	3,342	3,511	8,914	11,265

Net income, excluding loss on impaired investment	$5,288	$6,516	$14,420	$19,018

Earnings per share, excluding loss on impaired investment:
Basic	$0.38	$0.46	$1.03	$1.34
Diluted	$0.37	$0.45	$1.02	$1.32

STARTEK, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	2001	2002
Operating Activities
Net income	$4,871	$15,166
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,898	9,220
Deferred income taxes	(4,497)	1,399
Loss on sale of assets	1	2
Loss on investment impairments	15,452	6,210
Changes in operating assets and liabilities:
Sales of trading securities, net	6,334	1,085
Trade accounts receivable, net	(5,786)	(11,047)
Inventories	(668)	1,151
Prepaid expenses and other assets	(548)	305
Accounts payable	3,603	(822)
Income taxes payable	(746)	(2,149)
Accrued and other liabilities	954	621

Net cash provided by operating activities	25,868	21,141
Investing Activities
Purchases of investments available for sale	(56,966)	(45,337)
Proceeds from disposition of investments available for sale	41,509	32,214
Purchases of property, plant and equipment	(19,016)	(5,877)
Proceeds from disposition of property, plant and equipment	8	38

Net cash used in investing activities	(34,465)	(18,962)
Financing Activities
Stock options exercised	738	1,681
Principal payments on borrowings, net	(12,460)	(5,420)
Proceeds from borrowings and capital lease obligations	12,850	—

Net cash provided by financing activities	1,128	(3,739)
Effect of exchange rate changes on cash	(792)	421

Net decrease in cash and cash equivalents	(8,261)	(1,139)
Cash and cash equivalents at beginning of year	22,543	14,282

Cash and cash equivalents at end of year	$14,282	$13,143

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  Exhibit 99.1
STARTEK, INC. AND SUBSIDIARIES Condensed Consolidated Income Statements (dollars in thousands, except per share data) (unaudited)
STARTEK, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Cash Flows (dollars in thousands) (unaudited)